EXHIBIT 10.65
Primal Solutions, Inc.
Executive Incentive Compensation Policy

Purpose
The purpose of the Primal Solutions Executive Incentive Plan (“EIP”) is to increase shareholder value and the success of the company by motivating the Company’s key executives to: 1) achieve the Company’s objectives and 2) perform to the best of their abilities in support of those objectives. The plan is designed to provide financial incentives for those key executives who, by virtue of their position, have a significant impact on the success and financial performance of the Company.

Eligibility
Eligible participants include the members of the Executive Management Team, defined as the Chief Executive Officer (the “CEO”) and those individuals who report directly to the CEO and have a title of Vice President or above. Final approval of eligible executives is made by the Board of Directors Compensation Committee. Eligibility to participate in the Executive Incentive Plan does not imply employment for any specified period of time, nor does it constitute a contract of employment, nor does it guarantee continued participation in future plans or any amount of award.

To be eligible to be paid a bonus under the EIP for Individual Performance Objectives (“IPOs”), the participant must be employed by Primal for six full months of the IPO Performance Period for which the bonus is paid and on the last day of the IPO Performance Period. Any length of service less than twelve months for the IPO Performance Period will be pro-rated accordingly. Bonus amounts for each IPO Performance Period are earned independently of other IPO Performance Periods.

To be eligible to be paid a bonus on the EIP for Company Performance Objectives (“CPOs”), the participant must be employed by Primal at the date that the CPO milestone under the CPO schedules is met. Given the CPO milestone is achieved, the participant will be considered to have earned the value of the CPO up to that milestone, but will have not right to any future milestones if not employed by the Company when those milestones are achieved.

Plan Overview
The amount of the CEO’s total targeted bonus is determined by the Compensation Committee, based on specific position descriptions and responsibilities. The amount of any other participant’s total targeted bonus is determined by the CEO with approval of the Compensation Committee, also based on specific position descriptions and responsibilities. The incentive compensation has two components: (i) Corporate Performance Objectives and (ii) Individual Performance Objectives.

Corporate Performance Objectives
Corporate Performance Objectives are established at the start of each fiscal year by the Executive Management Team and are approved by the Board of Directors. These objectives are designed to be achievable with effort and to move the company forward in its long-term strategy, while maintaining fiscal responsibility and creating shareholder value.

Individual Performance Objectives
At the beginning of each IPO Performance Period, the CEO will submit a draft of the IPO to the Compensation Committee for review and approval, using the form attached as “Exhibit A”. The IPO should also be tied directly to Company’s business plan. The CEO and Compensation Committee will mutually agree on a minimum of three and a maximum of five objectives for the IPO Performance Period. Different weights may be assigned to each objective. For example, a total of three objectives may be weighted 50%, 30% and 20% instead of 33 1/3% each.

At the beginning of each IPO Performance Period, any other participant will submit a draft of the IPO to the CEO for review and approval, using the form attached as “Exhibit A.” The IPO should also be tied directly to Company’s business plan. The participant and the CEO will mutually agree on a minimum of three and a maximum of five objectives for the IPO Performance Period. Different weights may be assigned to each objective. For example, a total of three objectives may be weighted 50%, 30% and 20% instead of 33 1/3% each.

Assessing Performance Against Objectives/Targets

Individual Performance Objectives
The CEO and the Compensation Committee will meet and mutually agree upon the level of attainment of his/her IPO at the end of each calendar quarter covered by the Plan. All other participants and the CEO will meet and mutually agree upon the level of attainment of his/her IPO at the end of each calendar quarter covered by the Plan. This assessment, (expressed as a percentage) is provided to the Finance Department for payment. The overall evaluation of the IPO must be at a minimum of 50% or greater to qualify for bonus payments.

Corporate Performance Objectives
Following the end of each fiscal quarter, the Finance Department will determine the level of attainment of corporate financial goals and provide it to the CEO and Compensation Committee for approval. The approved calculations will be provided to plan participants on or before the date that Primal releases its results for the period being measured.

Calculation of Bonus Amounts
The following tables set forth the method for calculating payments under the IPO and CPO components of the EIP:

Measurement Against Objectives	Payment (% of Target Bonus)
Individual Performance (Total % earned on IPOs)
Achievement > 50% of overall target	Actual percentage
Achievement <50% of overall target	0%

Measurement Against Objectives	Payment (% of Target Bonus)
Corporate Performance Objectives (Overall % Earned on Corporate Performance Objectives)
Achievement is per the schedules listed in Exhibit A

Payment
Following the end of each calendar quarter, the CEO will meet with the Compensation Committee and all other participants will meet with the CEO to review performance against goals for the IPO. Ratings of the IPO are subject to review and approval by the Compensation Committee. Bonus payments are also subject to the Compensation Committee’s determination of the Company’s satisfaction of its corporate goals. Eligible participants will receive payments under the EIP plan according to the following schedule:

For the IPO Performance Period covering January 1-June 30, payments will be made on the next scheduled payroll date following approval by the Compensation Committee at their scheduled meeting after June 30.

For the IPO Performance Periods ending September 30 and December 31, payments will be made on the next scheduled payroll date following the Compensation Committee review and approval at their scheduled meetings after 9/30 and 12/31, respectively.

For the CPO, payment will be made on the next scheduled payroll date following approval by the Board of Directors of the Q2, Q3, and Q4 10-QSB filings.

Payments under the EIP plan are subject to all federal, state and local tax withholding requirements.

The Board of Directors reserve the right to change the plan as required, including the timing and manner of payments earned under the plan.

Administration, Amendment and Termination of the Plan

The EIP will be administered by the Board of Directors Compensation Committee, which is authorized to interpret the Plan, to establish rules and regulations necessary to administer the Plan and to take all other actions it determines are necessary for the proper administration of the Plan. All actions, determinations, interpretations and decisions made by the Compensation Committee and/or the Board will be final, conclusive and binding upon all other parties concerned. The Compensation Committee and/or the Board reserve the right to amend, suspend, or terminate the EIP and any award opportunities at any time in whole or in part, for any reason, and without the consent of any participant or beneficiary.

Definitions

“BOARD” means the Board of Directors of Primal.

“COMMITTEE” means the Compensation Committee appointed by the Board.

“COMPANY” means Primal Solutions, Inc., a Delaware corporation.

“FISCAL YEAR” means the fiscal year of the company, January 1-December 31.

“BOOKING” means the quantifiable value of a revenue generating contract with a customer or partner as determined by the CEO.

“OPERATING INCOME” means the Company’s income from operations but excluding any unusual non-cash items such as depreciation and stock option expense, determined in accordance with generally accepted accounting principles.

"IPO PERFORMANCE PERIOD" shall mean a three-month period of time based upon the quarters of the Company's Fiscal Year, or such other time period as shall be determined by the Committee.

“REVENUE” means the Company’s net sales, determined in accordance with generally accepted accounting principles

Exhibit A
Individual Performance Objectives
(Name)

Each participant of the Executive Incentive Plan should complete this worksheet at the start of each Performance Period. All objectives and measurements should be mutually agreed upon by the executive and the CEO, and approved by the Compensation Committee. For the CEO, all objective and measurements should be mutually agreed upon by the CEO and the Compensation Committee, and ultimately approved by the Compensation Committee. Please refer to the Executive Incentive Plan policy for plan details. There should be no fewer than 3 and no more than 5 objectives set each semi-annual Performance Period.

Name:
CEO Signature: Executive Signature:		Date: Date:
PERFORMANCE OBJECTIVES
Objectives and Measurements	Weighting (A)	Achievement (B)	Results (C)
	Target	Actual Results	Total % Earned (A x B = C)
Objective I:	%	%	%
Objective II:	%	%	%
Objective III:	%	%	%
Objective IV:	%	%	%
TOTAL % FOR ALL OBJECTIVES	100%	TOTAL % EARNED= %

Final Evaluation Signatures

Date:
Executive:
CEO/Approver: